Exhibit 10.39
CALEDONIAN REINSURANCE SPC
This Renewal Participation Agreement (the “Agreement”) is made as of this 16th day of August, 2005
Between:
Westwind Holding Company, LLC (“Shareholder”), whose registered office is 7560 Commerce Court, Sarasota, FL 33423 and Segregated Portfolio 110 (the “Segregated Portfolio”), a segregated portfolio of Caledonian Reinsurance SPC (the “Company”) whose registered office is at Caledonian House, PO Box 1043GT, 69 Dr Roy’s Drive, George Town, Grand Cayman, Cayman Islands.
This Agreement sets out the terms which have been agreed in respect of the participation of the Shareholder in the Segregated Portfolio:
1.	Description of the business to be conducted by the Segregated Portfolio.

The Segregated Portfolio has been established to provide workers compensation reinsurance for Shareholder’s operations in the United States (the “Reinsurance”). Primary policy issuance is with Guarantee Insurance Company, a Delaware corporation (“Guarantee”), and the Segregated Portfolio reinsures the Guarantee risk up to certain limits.

2.	The participation

2.1	Shareholder is the owner of one Segregated Portfolio Share (the “SP Share) and wishes to purchase an additional SP Share in the capital of the Company on and subject to the terms of the Memorandum and Articles of Association of the Company for a subscription price of US$1.00, plus up to 20% of the Gross Annual Premium written on policies written by Guarantee for Shareholder, Shareholder’s affiliates and clients of Shareholder or Shareholder’s affiliates, provided however, that such additional 20% shall be payable only in the event the Insured and/or Shareholder fail to meet their collateral funding obligations as set forth in that certain Collateral Carry Forward Agreement executed on even date herewith between the Insured, Shareholder and Guarantee. Further subscriptions of SP Shares in the Company designated Segregated Portfolio Shares may be made on such terms as the parties may subsequently agree.

2.2	Shareholder will participate in the results of the Reinsurance in accordance with this Agreement.

2.3	The directors of the Company may declare dividends on the SP Share solely out of the profits made by the Segregated Portfolio arising from the Reinsurance, which dividends will be calculated in accordance with the Dividends provision of Part 1 of the Schedule attached to and hereby made part of this Agreement by this reference. The holder of the SP Share will not be entitled to share in any profits of any other segregated portfolio of the Company or any other profits of the Company.

2.4	No shareholder of any other segregated portfolio of the Company will be entitled to participate in any profits of the Segregated Portfolio by virtue of holding such shares.

2.5	The Company may redeem the SP Share in accordance with the Redemption provisions of Part 2 of the above-referenced Schedule to this Agreement.

2.6	On the first to occur of a winding up of the Segregated Portfolio or the Company, the assets of the Segregated Portfolio remaining will be distributed solely to the holder of the SP Share in accordance with the Redemption provisions of Part 2 of the above-referenced Schedule to this Agreement. The holder of the SP Share will not be entitled to share in any other assets of the Company available for distribution or any assets of any other segregated portfolio of the Company.

2.7	The SP Share has not been registered in the United States and shall not be sold, transferred, hypothecated, pledged or otherwise encumbered and will bear the following legend:
The share represented by this certificate has not been registered under the Securities Act of 1933, as amended, of the United States (the “U.S Securities Act”) or any securities laws of any state of the United States. It may not be offered or transferred by sale, assignment, pledge or otherwise unless (i) a registration statement for the share under the Securities Act is in effect or (ii) the Company has received such agreements and certificates as the Company may require and an opinion of counsel, which opinion is satisfactory to the Company, to the effect that such registration is not required under the Securities Act or State securities laws. Transfer of this share is further restricted as provided in the Participation Agreement between the Company and the Shareholder. In addition to the transfer restrictions above, the securities represented by this certificate may not be sold or otherwise transferred if such transfer would result in the Company being required to register as an investment company under the Investment Company Act of 1940, as amended, or result in a violation of any applicable securities law or other applicable law or regulation. Specifically, the share may not be transferred without the consent of the Cayman Islands Monetary Authority and in compliance with the requirements of the Insurance Law of the Cayman Islands.
2.8	The Company, on behalf of the Segregated Portfolio and subject to the overall supervision and discretion of the board of directors of the Company, agrees to make such investments and divestments of assets of the Segregated Portfolio as Shareholder may reasonably instruct. In acting on the instructions of Shareholder, neither the Company nor any of its directors, officers or employees shall be liable for any loss, claim cost or expense suffered by the Segregated Portfolio and each of the Company and its directors, officers and employees shall be indemnified and held harmless by Shareholder and the Segregated Portfolio for any loss, claim, cost or expense incurred by them in so acting, unless due to fraud, gross negligence, dishonesty or willful malfeasance of such directors, officers or employees. The Company shall be entitled to rely on a Shareholder’s instructions, approval and authorisation without further enquiry if it shall have been given in writing or by facsimile (or by any person whom the Company reasonably believes to be an authorized officer of Shareholder.).

3.	Limited recourse

Notwithstanding any other provision of this Agreement, Shareholder acknowledges and agrees that no liability shall arise under this Agreement for any reason against Caledonian Insurance Services Limited, the Company, any portfolio of the Company (other than the Segregated Portfolio) and Caledonian Bank & Trust Limited and their respective officers, directors, shareholders, employees, and their attorneys and agents (the “Limited Liability Parties”), unless due to fraud, gross negligence, dishonesty or willful malfeasance of such entities or parsons.

Notwithstanding any other provision of this Agreement, Shareholder further acknowledges and agrees that all liability under this Agreement shall be limited to the net proceeds of the realisation of all the assets of the Segregated Portfolio only, in which case liability shall be limited only to proved damages, unless due to fraud, gross negligence, dishonesty or willful malfeasance on the part of any or all of the Limited Liability Parties. If such amount is insufficient to pay all the obligations hereunder in full for any reason, neither the Segregated Portfolio or any of the Limited Liability Parties shall have any obligation to make up the insufficiency, and following exhaustion of such amount, any liability to pay such insufficiency shall thereafter be extinguished, unless due to fraud, gross negligence, dishonesty or willful malfeasance of any or all of the Limited Liability Parties.

Notwithstanding any other provision of this Agreement, Shareholder covenants, acknowledges and agrees that it shall not take or seek to take any recourse (including, but not limited to, action before any court or governmental agency), directly or indirectly, with respect to the actions or inactions of the Segregated Portfolio or the Company or any obligations of the Segregated Portfolio or the Company or under this Agreement against:
•	any owner of a beneficial interest in the Segregated Portfolio;

•	any partner, owner, beneficiary, director, officer, shareholder, employee or agent of the Segregated Portfolio in his, her or its individual capacity or any of their respective legal advisers; or

•	any of the Limited Liability Parties,
unless due to such parties’ fraud, gross negligence, dishonesty or willful malfeasance.

Shareholder further covenants, acknowledges and agrees that it shall not take any corporate action or other steps or legal proceedings for the winding-up, dissolution or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee, liquidator, sequestrator or similar officer of the Company or the Segregated Portfolio or of any or all of the Company or the Segregated Portfolio revenues and assets or analogous proceedings in any jurisdiction domestic or foreign, unless due to fraud, gross negligence, dishonesty or willful malfeasance.

4.	Indemnification

Shareholder agrees to indemnify and hold harmless the Segregated Portfolio and the Company and their respective officers, directors, shareholders, employees, and their attorneys, affiliates and agents (“Indemnified Persons”), and hold each of them harmless from and against any error of judgment, and any and all loss, damage, claims, demands, or proceedings, liability or expense, including costs and reasonable attorneys’ fees and expenses (together “Losses”), to which any Indemnified Person may be put or may incur by reason of or in connection with any misrepresentation made by Shareholder, any breach of Shareholder’s representations and warranties Shareholder’s failure to fulfil any of its covenants or agreements under this Agreement or any Losses suffered or sustained by an Indemnified Person by reason of such person’s status as an Indemnified Person other than Losses which arise out of or relate to fraud, gross negligence, dishonesty or willful malfeasance of such Indemnified Person.

5.	Undertakings, Representations and Warranties

Shareholder undertakes and represents and warrants to the Company that:
(a)	it has had its own opportunity to investigate its participation and the terms and conditions of its participation and to obtain such legal, tax, accounting and other professional advice as it considers proper or appropriate and that it is not relying on any advice, representation or warranty from the Company, and specifically that it is aware of the provisions of the Cayman Islands Companies Law (2003 Revision) which relate to segregated portfolio companies;

(b)	it has the legal capacity and authority and is permitted by applicable law to execute and deliver this Agreement;

(c)	it is not (i) a U.S. person from whom an investment would not qualify for an exemption under the U.S. Securities Act of 1933 or would require the Company to register this Agreement under the U.S. federal or state securities laws or causes the Company to become subject to the United States Investment Company Act of 1940; or (ii) a person in circumstances (whether directly or indirectly affecting the Shareholder and whether taken alone or in conjunction with any other person, connected or not, or any other circumstance appearing to the Company to be relevant) which in the opinion of the Company might result in the Company incurring any liability to taxation or suffering any other pecuniary, fiscal or regulatory disadvantage which the Company might not otherwise incur or suffer;

(d)	all consents required to be obtained and all legal requirements necessary to be complied with or observed in order for this Agreement or the participation to be lawful and valid under the laws, rules or regulations of any jurisdiction to which Shareholder is subject, have been obtained, complied with and observed;

(e)	it will notify the Company immediately if it becomes aware that any of these undertakings, representations and warranties is no longer accurate and complete;

(f)	its participation will not breach any applicable money laundering rules and regulations of any jurisdiction and that it has provided accurate verification of its identity;

(g)	it acknowledges and agrees that directors, officers, agents and shareholders of the Company are or may be interested in the insurance manager or affiliates of the insurance manager as either directors, officers, or shareholders or otherwise, and that directors, officers, agents and shareholders of the insurance manager are or may be interested in the Company or segregated portfolios thereof as directors, officers, shareholders or otherwise and it further acknowledges that no person so interested shall be liable to account for any benefit to any other party by reason solely of such interest and without limitation, the insurance manager will be entitled to retain for its own benefit and without accounting therefore to the Company or the Segregated Portfolio or Shareholder any profit arising out of it acting in such capacity or any other capacity (including banker) to the Company or the Segregated Portfolio and that the Segregated Portfolio is obligated to pay the Company fees in relation to the administrative services provided by the Company to the Segregated Portfolio and that the Segregated Portfolio is to indemnify and hold harmless the Company in respect of any loss, claim or cost it may incur in the performance of its administrative services.
6.	Term

6.1	This Agreement will terminate when the Company has no further liability or obligation under or in respect of the Reinsurance. On termination of this Agreement, the Company shall redeem the SP Share held by Shareholder for an amount calculated in accordance with the Redemption provision set out in Part 2 of the above-referenced Schedule and otherwise in accordance with the Articles of Association of the Company.

6.2	Each party’s further rights and obligations cease immediately on termination of this Agreement, but termination does not affect a party’s accrued rights and obligations at the date of termination. Shareholder’s sole right to any payment on termination will be the amount, if any, calculated in accordance with the Redemption provision set out in Part 2 of the above-referenced Schedule.

7.	Confidentiality

7.1	For the purposes of this Agreement, “Confidential Information” means all information disclosed (whether in writing or orally) by a party (the “Disclosing Party”) to the other party (the “Receiving

Party”) whether before or after the date of this Agreement, including, without limitation, information relating to the Disclosing Party’s products, operations, processes, plans or intentions, product information, know-how, market opportunities and business affairs.

7.2	Except as required by the laws of any relevant jurisdiction or by the requirements of its regulators (including, for the avoidance of doubt, but not limited to, the Company’s obligations under the Cayman Islands Insurance Law, as revised), during the term of this Agreement and after termination or expiration of this Agreement for any reason, the Receiving Party (a) may not use Confidential Information for a purpose other than the performance of its obligations under this Agreement and (b) may not disclose Confidential Information to a person (other than the employees, officers, directors, auditors, legal advisers and other duly authorised agents of the Receiving Party) except with the prior written consent of the Disclosing Party. Notwithstanding the foregoing, either party may use Confidential Information (i) in the course of prosecuting or defending any claim or cause of action in any proceedings of any nature whatsoever, including a threatened proceeding and in the event such records are sought by legal process in connection with a legal proceeding; (ii) in making any filings with or statements to any governmental agency of any nature whatsoever; (iii) to the extent either party in its sole discretion determines disclosure of Confidential Information may be required by or advisable under applicable law, rule, regulation, order, contract or agreement; (iv) in communicating with the respective parties, shareholders, prospective shareholders and creditors; and (v) as the parties deem reasonably necessary, or prudent, in their sole discretion, in connection with the operation or management of their respective businesses.

7.3	This restriction does not apply to Confidential Information which (a) at the date of this Agreement, or at any time after that date, becomes publicly known other than by the Receiving Party’s breach of this Agreement; (b) was known by the Receiving Party before disclosure by the Disclosing Party to the Receiving Party, or (c) the disclosure of any Confidential Information in any legal proceedings relating to this Agreement.

8.	Assignment

No party to this Agreement may assign or transfer or subcontract or purport to assign or transfer or subcontract any right or obligation under this Agreement without having first obtained the written consent the Company.

9.	Notices

9.1	A notice under or in connection with this Agreement shall be in writing and shall be delivered personally or sent by fax, as follows:
If to Caledonian Reinsurance SPC or the Segregated Portfolio, to:
Caledonian Reinsurance SPC
PO Box 1043GT
Caledonian House
69 Dr Roy’s Drive

George Town
Grand Cayman
Cayman Islands
Attention: Conor Jennings,
                  Managing Director
Tel: 345-949-0050
Fax 345-949-8062
If to Shareholder, to:
Westwind Holding Company, LLC
7560 Commerce Court
Sarasota, FL 33243
Attention: Mr. Steven F. Herrig
Tel. (941) 925-2990
Fax (941) 308-1782
or to another person, address, telex number or fax number previously specified by a party by written notice to the other.

9.2	In the absence of evidence of earlier receipt, a notice is deemed given, if delivered personally, when left at the address referred to above, or, if sent by fax, on confirmation of receipt.

10.	General

10.1	This Agreement shall not be amended nor shall any provision of this Agreement be considered modified or waived unless evidenced in writing signed by Shareholder and the Company on its own behalf and on behalf of the Segregated Portfolio.

10.2	Shareholder shall not be an employee, partner or co-venturer of the Company or the Segregated Portfolio and shall have no authority to bind, obligate or represent the Company or the Segregated Portfolio in any respect.

10.3	A failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

10.4	Shareholder shall be responsible for all its own costs relating to the negotiation, preparation, execution and implementation of this Agreement and of each document referred to in it.

10.5	This Agreement constitutes the entire agreement between the parties as to the subject matter of this Agreement, and supersedes any previous agreement between the parties relating to the subject matter of this Agreement.

10.6	This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

11.	Governing Law

This Agreement and all matters arising out of or in connection with it shall be governed by and interpreted in accordance with the laws of the Cayman Islands and the parties to it irrevocably submit to the exclusive jurisdiction of the courts of the Cayman Islands in respect of all such matters.
SIGNED FOR AND ON BEHALF OF REINSURER FOR THE ACCOUNT OF THE SEGREGATED PORTFOLIO, A SEGREGATED PORTFOLIO OF CALEDONIAN REINSURANCE SPC AS OF THE DATE FIRST ABOVE WRITTEN.

By:
Conor Jennings
	Title:	Managing Director

SIGNED FOR AND ON BEHALF OF SHAREHOLDER AS OF THE DATE FIRST ABOVE WRITTEN.

By:
Steven F. Herrig
	Title:	CEO

SCHEDULE
DIVIDEND & REDEMPTION POLICY
Part 1
Dividends
Dividends can be declared at any time, at the request of the shareholder, out of the available profits of the Segregated Portfolio, subject to any constraints imposed upon the Segregated Portfolio by the Cayman Islands Monetary Authority (“CIMA”). Profits are defined as the excess of insurance and investment income over the insurance losses and administrative expenses of the Segregated Portfolio, as calculated in accordance with United States generally accepted accounting principles.
It is anticipated that no dividends will be declared during the first eighteen (18) months of operation of the Segregated Portfolio, and this will be incorporated into the business plan for the Segregated Portfolio as presented to CIMA.
Part 2
Redemption
The consideration for the redemption of the SP Share shall be the distribution to the holder of the SP Share of the assets of the Segregated Portfolio remaining available for distribution at the date of redemption divided by the number of SP Shares being redeemed. In the event that there is more than one holder of SP Shares, the assets will be distributed pro rata to the holders of the SP Shares.